CONSULTING AGREEMENT AND GENERAL RELEASE
THIS CONSULTING AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made and entered into as of May 24, 2016, by and between DECKERS OUTDOOR CORPORATION, a Delaware corporation (the “Company”), and Angel Martinez, an individual (“Executive”), and is effective as of May 31, 2016 (the “Separation Date”). The Company and Executive are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
A.Executive has communicated to the Company his intention to transition from his role as Chief Executive Officer of the Company.
B.Following the termination of Executive’s employment, (i) the Company desires to retain Executive as an independent contractor to perform consulting services for the Company, and Executive is willing to perform such services, on the terms and subject to the conditions set forth in this Agreement, and (ii) Executive shall continue to serve as the Chairman of the Board of Directors in accordance with the terms of the Company’s governing documents.
AGREEMENT
In consideration of their mutual covenants, and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
1.Separation from Employment. Executive’s employment with the Company is terminated effective at the close of business on the Separation Date. Except as otherwise expressly set forth in this Agreement, all of Executive’s employment-related compensation and benefits shall terminate on the close of business on the Separation Date. Executive acknowledges that neither the Company nor any of its subsidiaries has any obligation to employ him at any point in the future.
2.Benefits Paid Upon Termination of Employment. In connection with the termination of Executive’s employment, and in reliance on Executive’s representations, warranties, agreements, acknowledgements and releases set forth in this Agreement, the Company shall:
(a)Accrued Base Salary. Pay Executive any base salary that has accrued but was not paid as of the Separation Date, less legally required withholding and payroll deductions;
(b)Reimbursable Expenses. Reimburse Executive for expenses reasonably incurred by him in connection with his employment with the Company during the period prior to the Separation Date;
(c)Benefit Plans and Programs. Provide to Executive any accrued and vested benefits required to be provided by the terms of any Company-sponsored benefit plans or programs, together with any benefits required to be paid or provided under applicable law (to the extent not duplicative with the other payments and benefits addressed in this Section 2); and
(d)Deferred Compensation. The Company acknowledges that prior to the termination of his employment, Executive was eligible to participate in certain of the Company’s deferred compensation programs, and Executive’s right to receive payments pursuant to such deferred compensation programs shall not be affected by the execution of this Agreement or the termination of his employment.
3.Consulting Agreement. Upon Executive’s execution of this Agreement, the Company agrees to retain Executive as an independent contractor, and in consideration of the various benefits provided to Executive as set forth in this Agreement, Executive agrees to provide consulting services to the Company on the terms and subject to the conditions set forth in this Agreement.
(a)Retention of Consultant. The Company agrees to retain Executive as a consultant from the day immediately following the Separation Date until May 31, 2017, unless earlier terminated in accordance with Section 3(c) (such period, the “Consulting Period”).  Executive acknowledges that the Company is under no obligation to retain Executive as a consultant pursuant to this Agreement or otherwise.
(b)Scope of Consulting Services. Executive shall provide consulting services to the Company within his areas of expertise upon request by the Company.  The Company anticipates that Executive will provide consulting services at the request of, and subject to the direction of, the Company’s Chief Executive Officer (or any executive officer operating at the direction of the Chief Executive Officer). The Company anticipates that the consulting services to be provided by Executive shall include, but not be limited to, responding to questions relating to Executive’s areas of expertise and assisting with the transition of his duties and responsibilities. Executive agrees to exercise the highest degree of professionalism and to fully utilize his expertise and talents in performing these consulting services.  Executive agrees to generally make himself available to perform the consulting services during regular business hours throughout the Consulting Period.
(c)Term and Termination. The Consulting Period shall end on the earliest to occur of the following: (i) May 31, 2017, (ii) fifteen (15) days following the delivery of written notice by Executive, and (iii) immediately upon the Company delivering written notice to Executive of an uncured material breach of any of his obligations hereunder, or an uncured material breach of any of his obligations under the Confidentiality Agreement (as defined in Section 3(g)). Prior to delivering written notice of termination to Executive for an uncured material breach of any of his obligations under this Agreement or the Confidentiality Agreement, the Company shall provide Executive written notice of the material breach and allow a fifteen (15) day period during which Executive may cure the material breach, provided, however, that to the extent such breach is not curable (as determined by the Company in its reasonable discretion), the Company shall be permitted to deliver written notice of termination immediately upon discovery of the material breach. Upon termination of the Consulting Period, Executive’s “Continuous Service” shall immediately terminate for purposes of each of the Equity Awards (as defined in Section 4) that are then outstanding.
(d)Consulting Fees. In consideration of the consulting services to be provided by Executive pursuant to this Section 3, in addition to the other payments and benefits to be provided to Executive hereunder, Company agrees to pay Executive aggregate consulting fees in the amount of $500,000, which amount shall be paid in twelve equal monthly installments of $41,666.67, less any legally required withholding and deductions, on the last day of each month during the Consulting Period. The obligation of the Company to make consulting payments pursuant to this Section 3(d) shall cease immediately upon the termination of this Agreement in accordance with Section 3(c).
(e)Reimbursement of Expenses. Executive agrees to seek advance written approval from the Chief Executive Officer prior to incurring any expenses for which he will seek reimbursement in connection with consulting services rendered pursuant to this Agreement.
(f)Independent Contractor. Executive understands and agrees that, except as specifically provided in this Agreement: (i) his relationship with the Company during the Consulting Period is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship, (ii) he will not be entitled to any of the compensation or benefits that the Company or any of its subsidiaries may make available to its officers or employees, including, but not limited to, paid vacation, sick leave, group health or life insurance, profit-sharing or retirement benefits, (iii) neither the Company nor any of its subsidiaries will be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, or obtaining worker’s compensation insurance for Executive, (iv) he will have no responsibilities to or on behalf of the Company other than as specifically provided in this Section 3, and (v), he is not permitted to represent the Company in any manner whatsoever to any third party unless expressly authorized to do so by the Chief Executive Officer. For the sake of clarity, Executive’s representations and agreements set forth in this Section 3(f) shall only apply to his service as an independent contractor pursuant to this Agreement, and shall not serve limit, mitigate or otherwise impact his service on the Board of Directors, to the extent applicable.
(g)Confidentiality Agreement. Executive acknowledges and agrees that he is bound by the Company’s standard form of Confidentiality Agreement, a copy of which is attached hereto as Exhibit A (the “Confidentiality Agreement”), which restricts the use and disclosure of confidential information of the Company and any of its subsidiaries received by Executive while performing consulting services to the Company during the Consulting Period. Executive agrees to comply with each of the provisions of the Confidentiality Agreement during the Consulting Period and thereafter. Executive acknowledges that a material breach of the Confidentiality Agreement may result in the termination of this Agreement in accordance with Section 3(c).
(h)Service on Board of Directors.
(i)The Company acknowledges that Executive shall continue to serve on the Board of Directors following the Separation Date in accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as each may be amended from time to time, provided, however, Executive acknowledges that nothing in this Agreement shall create any right of Executive to serve on the Board of Directors as of the Separation Date or at any other time thereafter. Without limiting the foregoing, Executive acknowledges that nothing in this Agreement shall create any obligation on the part of the Company, the Board of Directors, the Corporate Governance Committee of the Board of

Directors, any individual member of the Board of Directors, or any stockholder of the Company to: (1) nominate Executive for appointment or re-election to the Board of Directors at any meeting of the Company’s stockholders, (2) vote for the appointment or re-election of Executive to the Board of Directors (whether at a meeting of the Company’s stockholders, by written consent or otherwise), or (3) take any other action to maintain Executive on, or appoint Executive to, the Board of Directors following the Separation Date.
(ii)To the extent Executive continues to serve on the Board of Directors during the Consulting Period, Executive shall be compensated for such service in accordance with the terms of the compensation policies established by the Board of Directors from time to time. The compensation paid or granted to Executive in connection with his service on the Board of Directors following the Separation Date shall not reduce, mitigate or offset any amounts payable to Executive pursuant to this Agreement.
(iii)The Company agrees that the Indemnification Agreement previously entered into by and between Executive and the Company shall survive the termination of Executive’s employment, and shall continue in full force and effect in accordance with its terms for so long as Executive continues to serve on the Board of Directors. Nothing in this Agreement shall be read so as to expand or otherwise modify the rights provided to Executive pursuant to the Indemnification Agreement.
4.Treatment of Outstanding Equity Awards. The termination of Executive’s employment with the Company, and the execution of this Agreement, shall not have the effect of amending, modifying or otherwise impacting the terms of any equity awards previously granted to Executive by the Company, including any restricted stock unit awards or stock appreciation rights, to the extent such awards are outstanding on the Separation Date (such awards, collectively, the “Equity Awards”). The Equity Awards shall remain outstanding subject to and consistent with the terms of the 2006 Plan or the 2015 Plan, as applicable, and the award agreements pursuant to which such they were granted. During the Consulting Period, and/or during Executive’s service on the Board of Directors (as provided in Section 3(h)), Executive shall continue to perform “Continuous Service” to the Company for purposes of the Equity Awards. Upon termination of the Consulting Period and Executive’s service on the Board of Directors, Executive’s “Continuous Service” shall immediately terminate for purposes of the Equity Awards. The Compensation Committee of the Board of Directors shall have the sole authority to administer and interpret the Equity Awards, including, without limitation, determining whether any applicable performance-based or service-based conditions have been satisfied.
5.Termination of Severance Agreement. The Severance Agreement is terminated effective immediately upon the effectiveness of this Agreement. This Agreement supersedes and replaces in full the Severance Agreement, which shall no longer be of any force and effect. Executive acknowledges that, immediately upon execution of this Agreement, he shall have no rights with respect to or arising in connection with the Severance Agreement, including, without limitation, the right to receive any payments or benefits from the Company in connection with the termination of his employment.
6.Release of Claims.
(a)General Release. In exchange for the payments and other benefits provided to Executive as set forth in Sections 2 and 3, and for other good and valuable consideration provided by the Company to Executive, Executive hereby waives and releases all claims, liabilities and obligations, whether known or unknown, which he has or might otherwise have had against the Company, including itself and its current and former parent, subsidiaries, and related entities, and any of their respective current or former officers, directors, stockholders, members, employees, agents, attorneys, representatives, successors and assigns (hereinafter, collectively referred to as the “Released Parties”), arising prior to the date on which this Agreement is made and entered into, including, but not limited to, all claims regarding any aspect of his employment by the Company or any of its subsidiaries, compensation or benefits paid by or received from, or equity awards granted by, the Company or any of its subsidiaries, the termination of his employment with the Company or any of its subsidiaries, any violation of the Company’s policies, codes, guidelines or regulations, or any written or oral contract or agreement between the Company and the Executive; tort and common law claims including but not limited to claims for wrongful or retaliatory discharge, emotional distress, defamation, slander, libel or false imprisonment, claims for attorneys’ fees, back pay, front pay or reinstatement; claims for penalties of any kind or nature; claims based upon employment discrimination or harassment of any kind or nature, and claims based upon alleged violation of: the California Fair Employment and Housing Act (California Government Code section 12900, et seq.); the Unruh Civil Rights Act (California Civil Code section 51); the California Family Rights Act (California Government Code sections 12945.2 and 19702.3); the California Labor Code; the Equal Pay Act of 1963, as amended (29 U.S.C. section 206(d) et. seq.); Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. section 2000e et seq.); the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. section 1001 et seq.); the Family Medical Leave Act (29 U.S.C. section 2601 et seq.); the Fair Labor Standards Act of 1938, as amended (29 U.S.C. section 201, et seq.); the United States and California Constitutions; the Americans With Disabilities Act, as amended (42 U.S.C. section 12101, et seq.); 42 U.S. C. sections 1981 and 1983; State and federal WARN Acts; State or Federal wage and hour laws; or any other State, Federal or local statutes or laws. Executive further acknowledges that such released claims also include claims based on the Age Discrimination in Employment Act, as amended (29 U.S.C. section 621, et seq.) and the Older Workers Benefit Protection Act (29 U.S.C. §626(f)), as amended. The provisions of this Section do not release claims that cannot be released as a matter of law.
(b)Section 1542 Waiver. It is further understood and agreed that, as a condition of this Agreement, all rights under Section 1542 of the Civil Code of the State of California are expressly waived by Executive. Such section reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
Notwithstanding Section 1542, for the purpose of implementing a full and complete release and discharge of the Released Parties, Executive expressly acknowledges that this Agreement is intended to include, and does include in its effect, without limitation, all claims which Executive does not know or suspect to exist in his favor against the Released Parties at the time of execution hereof, and that this Agreement expressly contemplates the extinguishment of all such claims.
(c)    Effectiveness of Release. In accordance with the Older Workers Benefit Protection Act, Executive hereby knowingly and voluntarily waives and releases all rights and claims, known and unknown, arising under the Age Discrimination in Employment

Act of 1967, as amended, which he might otherwise have had against the Released Parties. Executive acknowledges that the consideration given for this waiver is in addition to anything of value to which Executive is already entitled. Executive is hereby advised that he has twenty-one (21) days in which to consider and accept this Agreement by signing and returning this Agreement to the Chief Executive Officer (although Executive may voluntarily choose to sign and return the Agreement sooner). In addition, Executive has a period of seven (7) days following his execution of this Agreement in which he may revoke the Agreement. If Executive does not advise the Chief Executive Officer by a writing received within such seven (7) day period of Executive’s revocation of his acceptance of the Agreement, the Agreement will become effective and enforceable upon the expiration of the seven (7) day period.
(d)    No Admissions. This Agreement shall not be construed as an admission by the Company of any improper, wrongful or unlawful actions, or any other wrongdoing against Executive, and the Company specifically disclaims any liability to or wrongful acts against Executive on the part of itself, its officers, directors, employees, agents, attorneys or representatives.
7.Executive’s Representations.  Executive represents and warrants to the Company that: (a) he has received all compensation and benefits owed to him by the Company through the Separation Date, including any and all wages, bonuses, cash incentive awards, restricted stock awards, stock option awards, restricted stock unit awards, stock appreciation rights awards, long-term incentive plan awards, deferred compensation, earned but unused vacation, reimbursable business expenses, and any other payments, benefits, or other compensation of any kind or nature to which he was or may have been entitled from the Company or any of its subsidiaries, (b) he has the full legal right and authority to execute this Agreement, and to perform the obligations required of him under this Agreement and the Confidentiality Agreement, (c) neither the execution and delivery of this Agreement nor the performance of Executive’s duties hereunder or under the Confidentiality Agreement violates or conflicts with the provisions of any other agreement or understanding to which he is a party or by which he is bound, and (d) he is signing this Agreement voluntarily and with a full understanding of and agreement with its terms.
8.Section 409A. Notwithstanding anything herein to the contrary, to the extent (a) any amount or benefit payable to Executive pursuant to Sections 2 or 3 is treated as non-qualified deferred compensation subject to Section 409A of the Code, (b) Executive is determined by the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and (c) the Company determines that delayed commencement of any portion of the amounts payable to Executive pursuant to Sections 2 and 3 is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code (any such delayed commencement, a “Payment Delay”), then such portion of Executive’s payments and/or benefits described in Sections 2 and 3 shall not be provided to Executive prior to the earlier of (1) the expiration of the six-month period measured from the Separation Date, (2) the date of Executive’s death, or (3) such earlier date as is permitted under Section 409A.  Upon the expiration of the applicable Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to a Payment Delay shall be paid in a lump sum to Executive on the first day following such expiration, and any remaining payments due under Sections 2 and 3 shall be paid as otherwise provided herein. Notwithstanding anything in this Section 8 to the contrary, to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to Sections 2 and 3 shall be made in reliance upon the Section 409A Safe Harbor Limit and/or the exception for short-term deferrals (as set forth in

Treasury Regulation Section 1.409A-1(b)(4)). For purposes of this Agreement, “Section 409A Safe Harbor Limit” will mean an amount equal to two (2) times the lesser of (x) Executive’s annual rate of compensation for the taxable year immediately preceding the taxable year in which the Separation Date occurs, and (y) the dollar amount in effect under Section 401(a)(17) of the Code for the taxable year in which the Separation Date occurs, in each case as determined in accordance with Treasury Regulation §1.409A-1(b)(9)(iii).
9.Return of Company Property. By no later than the close of business on the Separation Date, Executive shall return to the Company all Company equipment, documents, information and other property (including any copies thereof) in his possession or control. Executive agrees to make a diligent search to locate any such equipment, documents, information and property within the timeframe referenced above. Notwithstanding the foregoing, the Company agrees that Executive shall be entitled to keep his computer and certain related systems and equipment (as identified by Executive in writing to the Company) (collectively, the “Excluded Property”), provided, however, that as a condition to being allowed to keep the Excluded Property, Executive agrees to permanently delete and expunge any confidential or proprietary information of the Company from such property (to the extent such information is not required for Executive to provide the consulting services as required by Section 3), and further agrees to provide the Company access to the Excluded Property, to the extent requested, to verify that the necessary deletion has been completed to the satisfaction of the Company, provided, further, that the Excluded Property shall promptly be returned to the Company upon the expiration or termination of the Consulting Period. Executive acknowledges that compliance with this Section 9 is an express condition to Executive receiving payments and other benefits in accordance with Sections 2 and 3.
10.Confidentiality. The provisions of this Agreement will be held in confidence by Executive and the Company and will not be publicized or disclosed in any manner whatsoever, provided, however, that: (a) the Parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, and financial advisors, (b) the Company may disclose this Agreement as necessary to fulfill legally required corporate reporting or disclosure requirements (as determined by the Company in its sole discretion), and (c) the Parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.
11.Indemnification. Executive agrees to indemnify and hold harmless the Company and each of its subsidiaries and related entities, and each of their respective officers, directors, stockholders, members, employees, agents, attorneys, representatives, successors and assigns, from and against any and all losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising, directly or indirectly, in connection with or as a result of (i) any negligent, reckless or intentionally wrongful act of Executive or Executive’s agents, attorneys or representatives, (ii) a determination by a court or agency that Executive is not an independent contractor, (iii) any material breach by Executive or Executive’s agents, attorneys or representatives of any of the covenants or agreements contained in this Agreement or the Confidentiality Agreement, and (iv) any failure of Executive to perform the consulting services in accordance with this Agreement, and any applicable laws, rules and regulations.
12.Noncompetition. To the fullest extent permitted under applicable law, from the Separation Date until the later to occur of (a) the date on which the Consulting Period is terminated, and (b) the date on which Executive’s service on the Board of Directors is terminated, Executive shall not accept employment or engage in any professional relationship with a competitor of the Company or any of its subsidiaries (defined as a company or other enterprise engaged in the business of designing, manufacturing, distributing and/or selling footwear), or otherwise engage, directly or indirectly, in any business activity that is competitive with the Company or any of its subsidiaries (whether as an officer, employee, director, stockholder, member, partner, consultant, or otherwise).
13.Nonsolicitation. To the fullest extent permitted under applicable law, from the Separation Date until twelve (12) months after the later to occur of (a) the date on which the Consulting Period is terminated, and (b) the date on which Executive’s service on the Board of Directors is terminated, Executive shall not, without the Company’s prior written consent, directly or indirectly, solicit or encourage any of the employees of the Company or any of its subsidiaries to leave their employment.
14.Nondisparagement. From the Separation Date and thereafter, Executive agrees not to disparage the Company, any of its current or former subsidiaries, or any of their respective current or former officers, directors or employees, in any manner that is or is reasonably likely to be harmful to them or their business, business reputation or personal reputation, provided, however, that this provision shall not apply (a) if Executive is compelled and legally required to testify in a legal proceeding or (b) in connection with Executive’s participation in an Equal Employment Opportunity Commission proceeding, provided that, in either case, the information provided by Executive is truthful and accurate.
15.    Limitation of Liability. IN NO EVENT SHALL COMPANY BE LIABLE TO EXECUTIVE OR TO ANY OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOST PROFITS OR LOSS OF BUSINESS, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHER THEORY OF LIABILITY, REGARDLESS OF WHETHER COMPANY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. IN NO EVENT SHALL COMPANY’S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE AMOUNTS PAID BY COMPANY TO EXECUTIVE UNDER THIS AGREEMENT FOR THE SERVICES GIVING RISE TO SUCH LIABILITY.
16.    Cooperation. Executive agrees to reasonably cooperate with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of Executive’s employment by the Company. The Company agrees to reimburse Executive for reasonable out-of-pocket expenses actually incurred in connection with any such cooperation.
17.    Miscellaneous.
(a)    Successors; Binding Agreement.  This Agreement will be binding upon any successor to the Company and will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, beneficiaries, designees, executors, administrators, heirs, distributees, devisees and legatees.

(b)    Modification; No Waiver.  This Agreement may not be modified or amended except by an instrument in writing signed by the Parties hereto.  No term or condition of this Agreement will be deemed to have been waived, nor will there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument by the Party charged with such waiver or estoppel.  No such written waiver will be deemed a continuing waiver unless specifically stated therein, and each such waiver will operate only as to the specific term or condition waived and will not constitute a waiver of such term or condition for the future or as to any other term or condition.
(c)    Severability.  The covenants and agreements contained herein are separate and severable and the invalidity or unenforceability of any one or more of such covenants or agreements will not affect the validity or enforceability of any other covenant or agreement contained herein.
(d)    Notice.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (c) sent by next-day or overnight mail or delivery, or (d) sent by facsimile, using the following contact information:

If to Executive:	Angel Martinez
If to the Company:	Deckers Outdoor Corporation
250 Coromar Drive
Goleta, CA 93117
Attn: Chief Executive Officer
Facsimile: 805-456-0683

or, in each case, using such other contact information as may be specified in writing to the other Parties hereto.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (i) if by personal delivery, on the day delivered, (ii) if by certified or registered mail, on the seventh (7th) business day after the mailing thereof, (y) if by next-day or overnight mail, on the day delivered, or (z) if by facsimile, on the next day following the day on which such facsimile was sent, provided that a copy is also sent by certified or registered mail.

(e)    Assignment.  This Agreement and any rights hereunder will not be assignable by either Party without the prior written consent of the other Party except as otherwise specifically provided herein.
(f)    Entire Understanding.  This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof, and no agreement, representation, warranty or covenant has been made by either Party except as specifically provided herein.
(g)    Governing Law.  This Agreement will be construed in accordance with the laws of the State of California, without regard to the conflict of law provisions thereof, with venue proper only in the County of Santa Barbara, California.

(h)    Payment of Legal Fees. The Parties agree to bear their own fees and costs (including attorney’s fees) incurred in connection with the negotiation, preparation and execution of this Agreement. If any action or proceeding is brought by either Party to enforce or interpret the provisions of this Agreement, the prevailing Party will be entitled to reasonable attorney’s fees and costs, in addition to any other relief to which such Party may be entitled.

    (i)    Independent Legal Counsel. Executive acknowledges that the Company has advised Executive to consult with independent legal counsel of Executive’s choosing prior to executing this Agreement. Executive acknowledges that he has had the time and opportunity to be represented by independent legal counsel during the negotiation and execution of this Agreement, and that he has either been represented to his satisfaction or has chosen not to be so represented.

    (j)    Arbitration.

        (i)    Agreement to Arbitrate. The Parties hereto agree that any dispute or controversy arising out of, relating to, or arising in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be finally settled by binding arbitration, unless otherwise required by law, to be held in Santa Barbara, California.

        (ii)    Covered Claims. The claims covered by this provision include all claims regarding any aspect of Executive’s employment and consulting with the Company or any of its subsidiaries or affiliates. Covered claims also include, but are not limited to, claims for: wrongful termination; breach of any contract or covenant, express or implied; breach of any duty owed to Executive by the Company or to the Company by Executive, including, but not limited to, this Agreement; personal, physical or emotional injury; fraud, misrepresentation, defamation, and any other tort claims; wages or other compensation due; benefits paid by or received from, or equity awards granted by, the Company or any of its subsidiaries; penalties; reimbursement of expenses; discrimination or harassment, including but not limited to discrimination or harassment based on race, sex, color, pregnancy, religion, national origin, ancestry, age, marital status, physical disability, mental disability, medical condition, or sexual orientation; retaliation; violation of any local, state, or federal constitution, statute, ordinance or regulation (as originally enacted and as amended), including but not limited to Title VII of the Civil Rights Act of 1964 (“Title VII”), Age Discrimination in Employment Act of 1967 (“ADEA”), Americans With Disabilities Act (“ADA”), Fair Labor Standards Act (“FLSA”), Executive Retirement Income Security Act (“ERISA”), Immigration Reform and Control Act, Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Family and Medical Leave Act (“FMLA”), California Fair Employment and Housing Act (“FEHA”), California Family Rights Act (“CFRA”), California Labor Code, California Civil Code, the California Unruh Civil Rights Act, State and federal WARN Acts, and the California Wage Orders. This Agreement shall not apply to any dispute if an agreement to arbitrate such dispute is prohibited by law.

        (iii)    Arbitration Process. The Parties further agree that any arbitration shall be conducted before one neutral arbitrator selected by the parties and shall be conducted under the Employment Arbitration Rules of the American Arbitration Association (“AAA Rules”) then in effect. Executive may obtain a copy of the AAA Rules by accessing the AAA website at www.adr.org, or by requesting a copy from the Chief Executive Officer. By signing this Agreement, Executive acknowledges that he has had an opportunity to review the AAA Rules before signing this Agreement. The arbitrator shall have the authority to determine arbitrability of claims and order such discovery by way of deposition, interrogatory, document production, or otherwise, as the arbitrator considers necessary to a full and fair exploration of the issues in dispute, consistent with the expedited nature of arbitration. The arbitrator is authorized to award any remedy or relief available under applicable law that the arbitrator deems just and equitable, including any remedy or relief that would have been available to the parties had the matter been heard in a court. Nothing in this Agreement shall prohibit or limit the parties from seeking provisional remedies under California Code of Civil Procedure (“CCP”) section 1281.8, including, but not limited to, injunctive relief from a court of competent jurisdiction. The arbitrator shall have the authority to provide for the award of attorney’s fees and costs if such award is separately authorized by applicable law. Executive shall not be required to pay any cost or expense of the arbitration that he would not be required to pay if the matter had been heard in a court. The decision of the arbitrator shall be in writing and shall provide the reasons for the award unless the parties agree otherwise. The arbitrator shall not have the power to commit errors of law or legal reasoning and the award may be vacated or corrected on appeal to a court of competent jurisdiction for any such error.
(iv)    Applicable Law. The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law.
(v)    ACKNOWLEDGMENT. EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF, TO BINDING ARBITRATION, UNLESS OTHERWISE REQUIRED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO EXECUTIVE’S CURRENT AND FORMER RELATIONSHIP WITH THE COMPANY OR ANY OF ITS SUBSIDIARIES, INCLUDING BUT NOT LIMITED TO, CLAIMS OF HARASSMENT, DISCRIMINATION, WRONGFUL TERMINATION AND ANY STATUTORY CLAIMS.
(k)    Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one agreement and any Party hereto may execute this Agreement by signing any such counterpart. This Agreement shall be binding upon Executive and the Company at such time as the Agreement, in counterpart or otherwise, is executed by Executive and the Company.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Consulting Agreement and General Release as of the day and year first above written.

COMPANY:
DECKERS OUTDOOR CORPORATION
By:	/s/ John Gibbons
John Gibbons
Lead Independent Director
EXECUTIVE:
/s/ Angel Martinez Angel Martinez